Exhibit 99.2

electroCore Announces Frank R. Amato to Step Down as Chief Executive Officer

June 10, 2019 at 9:00 a.m. EST

BASKING RIDGE, N.J., June 10, 2019 -- electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced that Frank R. Amato will be stepping down as Chief Executive Officer. Mr. Amato joined electroCore in 2012 and was named Chief Executive Officer in July 2016. The Board has initiated a search for a successor, and Mr. Amato will remain for a transition period.

“Under Frank’s leadership, electroCore made tremendous progress, including successfully navigating our initial public offering and transitioning to a commercial stage company with a novel technology targeting three high-value, difficult to treat headache indications,” said Carrie S. Cox, Chairman of the Board. “On behalf of the Board, I would like to thank Frank for his contributions as we established a foundation to drive future growth, and I wish him the very best in his future endeavors. We have immediately initiated a search for Frank’s successor, and we are committed to ensuring a seamless transition.”

About electroCore, Inc.

electroCore, Inc. is a commercial-stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The company’s initial targets are the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, future cash flow projections, the realization and impact of the redeployment plan and any anticipated cost and expense savings, its pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to successfully commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-535-7743

hans@lifesciadvisors.com

or

Media Contact:

Sara Zelkovic

LifeSci Public Relations

646-876-4933

sara@lifescipublicrelations.com